FOR IMMEDIATE RELEASE	CONTACT:	LuJean Smith
Siemens Medical Solutions
(610) 448-1473
lujean.smith@siemens.com
SIEMENS TO ACQUIRE DIAGNOSTIC PRODUCTS CORPORATION
Siemens Medical Solutions Enters the In-Vitro Diagnostics Market
     ERLANGEN, GERMANY and LOS ANGELES, April 27, 2006 — Siemens and Diagnostic Products Corporation (DPC) announced today that they have entered into a merger agreement under which Siemens will acquire DPC for approximately $1.86 billion. DPC is one of the global leaders in immunodiagnostics, focusing on developing, manufacturing and distributing automated body fluid analyzers and tests, such as those related to cancer and cardiac disease, as well as hormone and allergy conditions. Through its presence in more than 100 countries, DPC offers comprehensive immunodiagnostic solutions to hospitals, clinics and laboratories across the globe.
     In the merger, each shareholder of DPC will receive $58.50 (in cash) per share for each share of DPC stock then held, and DPC will become a wholly owned subsidiary of Siemens Medical Solutions USA, Inc. The completion of the merger is subject to approval by DPC’s shareholders, receipt of regulatory approvals and other customary closing conditions. The parties anticipate that the shareholders’ meeting will be held in mid 2006. The Board of Directors of each company has approved the agreement.
     Through this acquisition, Siemens Medical Solutions intends to expand its existing healthcare solutions portfolio and further the company’s objective to enable early and specific diagnosis and individualized patient therapy. Siemens bridges the gap between in-vivo and in-vitro diagnostics and brings together a unique blend of expertise and technologies in diagnostic imaging, healthcare information technology (IT), molecular biology and biochemistry to drive and lead the advancement of personalized healthcare across the globe. The acquisition of DPC is a major milestone in the development of integrated, clinical workflow-oriented solutions that will improve the quality while increasing the efficiency of patient care.
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     “We are impressed by DPC’s track record in developing a globally leading immunodiagnostics business and by the quality of its people. The potential is huge to drive ground-breaking innovations by combining DPC’s in-vitro diagnostics leadership with Siemens’ leading position in medical imaging and healthcare IT solutions,” said Erich R. Reinhardt, president and CEO of Siemens Medical Solutions of Siemens AG (NYSE: SI). “Together, both companies will be empowered to continue to revolutionize the prevention, diagnosis, treatment and management of disease.”
     Founded in 1971, DPC is the world’s leading independent producer of immunodiagnostic products. The company’s diagnostic tests supply information vital to the detection and management of disease, including adrenal/pituitary dysfunction, allergy, anemia, bone metabolism disturbances, cancer, cardiovascular disease, diabetes and reproductive and thyroid disorders.
     “We believe that this merger with Siemens will be a very positive development for the future of our employees, customers and the company as a whole. This merger will allow us to continue on our current rapid course of development while also providing DPC access to the resources and support of a recognized leader in the delivery of integrated healthcare solutions,” said Michael Ziering, CEO of DPC. “Siemens Medical Solutions is a perfect match for DPC in terms of corporate philosophy, business practice and future direction,” added Ziering.
     Siemens Medical Solutions, with headquarters in Malvern, Pennsylvania, and Erlangen, Germany, is one of the largest suppliers to the healthcare industry in the world. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Employing approximately 33,000 people worldwide and operating in more than 120 countries, Siemens Medical Solutions reported sales of €7.6 billion, orders of €8.6 billion and group profit of €976 million for fiscal 2005 (September 30). More information can be obtained by visiting www.usa.siemens.com/medical-pressroom. JPMorgan plc was Siemens’ financial advisor for this transaction; Clifford Chance US LLP provided Siemens with outside legal counsel.
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     Diagnostic Products Corporation, founded in 1971, is a leader in the global in vitro diagnostics market. DPC’s product offering includes the widely accepted IMMULITE® series of immunoassay systems, more than 75 immunoassays and an expanding menu of essential specific allergens and allergy panels that are run just like other immunoassays. DPC also designs and manufactures automated laboratory instrumentation and automation solutions that provide fast, accurate results while enabling our customers to do “more with less” in a leaner laboratory. DPC’s combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. In fiscal 2005 (December 31), DPC reported sales of $481 million and income from operations of $96 million. Additional information can be found at DPC’s website at www.dpcweb.com. Lehman Brothers was DPC’s exclusive financial advisor for this transaction. O’Melveny & Myers LLP provided DPC with outside legal counsel.
Analyst Call: Analysts can join the Siemens second quarter 2006 financial report and conference call on April 27, 2006 at 3:00 p.m. CET (9:00 a.m. ET/6 a.m. PT) via audio webcast at www.siemens.com/analystcall.
DPC will file a proxy statement and other documents regarding the proposed merger described in this communication with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about DPC and the proposed merger. A definitive proxy statement will be sent to security holders of DPC seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by DPC with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to DPC, 5210 Pacific Concourse Drive, Los Angeles, California 90045, attention: Investor Relations (telephone 310-645-8200).
DPC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of DPC in connection with the merger. Information about DPC and its directors and executive officers can be found in DPC’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.
Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include governmental or other action relating to DPC’s Chinese affiliate; the rate of customer demand for DPC’s products; DPC’s ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in DPC’s SEC reports and filings.
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